                                                                    EXHIBIT 99.1

[CENDANT LOGO]

                    CENDANT REPORTS RECORD RESULTS FOR SECOND
                 QUARTER 2002; RAISES FULL YEAR 2002 PROJECTION

  2Q 2002 Adjusted EPS (Including Income from Discontinued Operations) of $0.40 Increased 33% Year Over Year, Exceeding the Company's Projection by $0.04 and
                          First Call Consensus by $0.03

   2Q 2002 Adjusted EPS from Continuing Operations of $0.38 Increased 41% Year
      Over Year, Exceeding the Company's Projection by $0.04 and First Call
                               Consensus by $0.02

            2Q 2002 Reported EPS from Continuing Operations Was $0.25

      2Q 2002 Adjusted EBITDA Increased 44% Year Over Year to $799 Million

          2Q 2002 Revenue Increased 63% Year Over Year to $3.8 Billion

   Company Increases Projected Full Year 2002 Adjusted EPS (Including $0.05 of
     Income from Discontinued Operations) to $1.45, a 38% Increase Over 2001


NEW YORK, NY, JULY 17, 2002 - Cendant Corporation (NYSE: CD) today reported record second quarter 2002 adjusted earnings per share (including income from discontinued operations) of $0.40. The Company raised its projection for adjusted earnings per share (including income from discontinued operations) for 2002 to $1.45 from $1.36, a 38% increase over the results for 2001. The increased forecast reflects better-than-expected second quarter results, continued strength in the Company's real estate related businesses and improving trends in certain of the Company's travel related businesses.

Cendant's Chairman, President and CEO, Henry R. Silverman, stated: "We are pleased to report another record-breaking quarter with results that exceeded our projections despite a challenging environment for commercial travel and corporate spending. Strength in our residential real estate and vehicle services divisions again proved the value of our diversified portfolio of fee-for-service businesses. With demographic trends for real estate expected to remain strong for years to come, travel trends expected to continue to improve, and $2 billion per year in free cash flow, we look forward to the future with confidence."

Second quarter 2002 Adjusted EPS includes $0.38 from continuing operations and $0.02 of income from discontinued operations consisting of our recently sold National Car Parks business. The increased Adjusted EPS forecast of $1.45 for full year 2002 includes $1.40 from continuing operations and $0.05 of income from discontinued operations.

RECONCILIATION OF SECOND QUARTER REPORTED EPS TO ADJUSTED EPS Adjusted EPS excludes items that are of a non-recurring or unusual nature, including acquisition and integration related costs consisting primarily of the non-cash amortization of the pendings and listings intangible asset from real estate brokerage acquisitions, securities litigation costs and, in 2001, Homestore.com-related items. Adjusted EPS is a non-GAAP (generally accepted accounting principles) measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company's core businesses. Adjusted EPS should be viewed in addition to, and not in lieu of, the Company's reported results. The following table reconciles Reported EPS from Continuing Operations to Adjusted EPS, identifying the items reflected in reported results that are considered to be of an unusual or non-recurring nature for purposes of deriving Adjusted EPS. Some numbers may not add due to rounding:


--------------------------------------------------- ----------- ----------- ----------- --- -------------
                                                     SECOND      SECOND         %            FIRST CALL
                                                     QUARTER     QUARTER     INCREASE         CONSENSUS
                                                       2002        2001                       ESTIMATE
--------------------------------------------------- ----------- ----------- ----------- --- -------------
Reported EPS from continuing operations                  $0.25       $0.25           -
--------------------------------------------------- ----------- ----------- ----------- --- -------------
     Litigation settlement and related costs              0.01        0.01
--------------------------------------------------- ----------- ----------- ----------- --- -------------
     Acquisition and integration related costs(1)         0.12           -
--------------------------------------------------- ----------- ----------- ----------- --- -------------
     Losses related to equity in Homestore.com               -        0.02
--------------------------------------------------- ----------- ----------- ----------- --- -------------
ADJUSTED EPS FROM CONTINUING OPERATIONS                  $0.38       $0.27         41%             $0.36
--------------------------------------------------- ----------- ----------- ----------- --- -------------
EPS from discontinued operations (excluding               0.02        0.02
     loss on sale)
--------------------------------------------------- ----------- ----------- ----------- --- -------------
Adjusted EPS, including income from                      $0.40       $0.30         33%             $0.37
     discontinued operations (but excluding
     loss on sale)
--------------------------------------------------- ----------- ----------- ----------- --- -------------

(1) Primarily related to the integration of NRT and Trendwest, which were both acquired in the second quarter of 2002. Approximately $0.11 per share of this charge is the non-cash amortization of the pendings and listings intangible asset from NRT and Arvida acquisitions.

RECENT DEVELOPMENTS
The Company had several important accomplishments in the second quarter of 2002:
o Fully funded the remaining principal securities class action litigation liability using $1.2 billion in cash.
o Acquired NRT Incorporated, the largest residential real estate brokerage firm in the United States, for approximately $230 million in Cendant common stock, plus the assumption and subsequent repayment of approximately $320 million of net debt. NRT subsequently acquired Arvida Realty Services, the largest residential real estate brokerage firm in Florida, for approximately $160 million in cash.
o Completed the sale of our National Car Parks subsidiary for approximately (pound)820 million (approximately $1.2 billion) in cash. This resulted in a non-cash after tax loss on the sale of discontinued operations of $256 million, or $0.24 per share, substantially related to foreign currency translation losses, which were previously recorded in stockholders' equity.

o Completed the acquisition of Trendwest Resorts, Inc., a leading timeshare developer, for approximately $900 million in Cendant common stock plus the assumption and subsequent repayment of approximately $90 million of net debt.
o Repurchased approximately $400 million face amount of our zero coupon senior convertible contingent notes (CODES) due February 2021 and approximately $80 million of our 7 3/4% notes due December 2003, thereby reducing total net debt to $5.4 billion and removing approximately 13 million shares of potential future equity dilution. This resulted in an after tax extraordinary loss of approximately $27 million, or $0.02 per share, related to the early extinguishment of debt.

SECOND QUARTER 2002 SEGMENT RESULTS
The following discussion of operating results addresses segment revenue and Adjusted EBITDA, which is defined as earnings from continuing operations before non-program related interest, income taxes, non-program related depreciation and amortization, minority interest and, in 2001, equity in Homestore.com, adjusted to exclude certain items that are of a non-recurring or unusual nature and are not measured in assessing segment performance. Such discussion is the most informative presentation of how management evaluates performance and allocates resources. Revenue and Adjusted EBITDA are expressed in millions.

REAL ESTATE SERVICES
(Consisting of the Company's real estate brokerage brands, NRT, mortgage and relocation services.)


                                2002                    2001         % CHANGE
-------------------------------------------------------------------------------
REVENUES                      $1,440                    $474             N/M
-------------------------------------------------------------------------------
ADJUSTED EBITDA               $  323                    $231             N/M
-------------------------------------------------------------------------------

N/M = not meaningful, as periods are not comparable due to acquisitions of businesses

Revenues and Adjusted EBITDA increased primarily due to the acquisition of NRT Incorporated in April 2002 and increased franchise fees from our Century 21, Coldwell Banker and ERA franchise brands. Partially offsetting revenue and Adjusted EBITDA increases within the real estate services segment was a reduction of fees from relocation activities and increased non-cash amortization and impairment of mortgage servicing rights due to refinancing activity.

HOSPITALITY
(Consisting of the Company's nine lodging brands, timeshare exchange and interval sales and vacation rental.)


                               2002              2001           % CHANGE
------------------------------------------------------------------------
REVENUES                       $565              $448                26%
------------------------------------------------------------------------
ADJUSTED EBITDA                $173              $156                11%
------------------------------------------------------------------------

Revenues and Adjusted EBITDA increased primarily due to the acquisitions of Trendwest in May 2002 and Equivest in February 2002. Results in our lodging franchise operations continue to be suppressed due to the impact on travel from the

September 11th terrorist attacks and the economic recession. However, travel volumes and related occupancy levels in our franchised lodging brands continued to improve during the second quarter of 2002.

TRAVEL DISTRIBUTION
(Consisting of electronic global distribution services for the travel industry and travel agency services.)


                               2002              2001       %  CHANGE
----------------------------------------------------------------------
REVENUES                      $438                $26             N/M
----------------------------------------------------------------------
EBITDA                        $130                $ 3             N/M
----------------------------------------------------------------------

N/M = not meaningful, as periods are not comparable due to acquisitions of businesses

Revenues and EBITDA increased year over year as a result of the acquisitions of Galileo International, Inc. and Cheap Tickets, Inc. in October 2001. While the terrorist attacks of September 11th and the economic recession caused a significant decrease in commercial and international travel and, accordingly, reduced the booking volumes of Galileo and our travel agency businesses, travel bookings continued to improve during the second quarter of 2002.

VEHICLE SERVICES
(Consisting of car rental, vehicle management services and fuel card services.)


                               2002                2001                %  CHANGE
--------------------------------------------------------------------------------
REVENUES                      $1,030              $1,028                     -
--------------------------------------------------------------------------------
EBITDA                        $  123              $  112                   10%
--------------------------------------------------------------------------------

EBITDA increased year over year because stronger than expected results at the Avis car rental business allowed us to overcome a difficult comparison to second quarter 2001, which preceded the economic recession and the September 11th terrorist attacks. Car rental results improved significantly during the second quarter, reflecting increases in pricing and market share. Absent any further shocks to the travel industry, we expect car rental volume and pricing to continue to improve.

FINANCIAL SERVICES
(Consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services.)


                                2002                    2001          % CHANGE
-------------------------------------------------------------------------------
REVENUES                        $311                    $332             (6%)
-------------------------------------------------------------------------------
EBITDA                          $ 88                    $ 70             26%
-------------------------------------------------------------------------------

Revenue declined while EBITDA increased primarily due to the outsourcing of the individual membership business to Trilegiant. As expected, the base of renewal members existing prior to the Trilegiant transaction continued to decline, resulting in lower revenues to Cendant, while the reduction of new member marketing and operating costs, now borne by Trilegiant, resulted in higher margins.

BALANCE SHEET AND OTHER ITEMS
o As of June 30, 2002, the Company had approximately $500 million of cash and cash equivalents and $5.8 billion of debt and preferred minority interest. In addition, the Company has $863 million of mandatorily convertible Upper DECS securities outstanding.
o As of June 30, 2002, the net debt to total capital ratio was 35%. The ratio of Adjusted EBITDA to net non-program related interest expense was 13 to 1 for second quarter 2002.
o As of June 30, 2002, the Company had undrawn credit facilities of $2.6 billion (not including undrawn credit facilities of $1.6 billion related to our PHH subsidiary).
o Weighted average common shares outstanding, including dilutive securities, were 1.05 billion for second quarter 2002 compared with 905 million for second quarter 2001. The increase was primarily from the issuance of common shares in connection with the acquisitions of Galileo, Trendwest and NRT.

2002 QUARTERLY OUTLOOK
The Company projects Adjusted EPS from continuing operations of $0.42 for the third quarter of 2002 compared with $0.29 for 2001; $0.29 for the fourth quarter of 2002 compared with $0.21 for 2001; and $1.40 for full year 2002 compared with $0.96 for 2001. Adjusted EPS excludes results from discontinued operations (National Car Parks) totaling $0.05 in 2002 and $0.09 in 2001. The Company announced the following financial projections for the remainder of 2002 (in millions):


---------------------------------------- --------------------- ---------------------- ---------------------
                                             THIRD QUARTER          FOURTH QUARTER           FULL YEAR
                                                  2002                   2002                   2002
---------------------------------------- --------------------- ---------------------- ---------------------
Adjusted EBITDA                                    $890 - 905             $685 - 700        $3,035 - 3,065
---------------------------------------- --------------------- ---------------------- ---------------------
Percentage increase, year over year                 58% - 60%              25% - 28%             46% - 48%
---------------------------------------- --------------------- ---------------------- ---------------------
Depreciation and amortization                      $120 - 125             $120 - 125            $455 - 465
---------------------------------------- --------------------- ---------------------- ---------------------
Interest expense, net                                $70 - 75               $75 - 80            $270 - 280
---------------------------------------- --------------------- ---------------------- ---------------------
Minority interest                                          $7                     $7                   $22
---------------------------------------- --------------------- ---------------------- ---------------------
Diluted weighted average shares                 1,060 - 1,080          1,070 - 1,090         1,050 - 1,060
outstanding
---------------------------------------- --------------------- ---------------------- ---------------------
Adjusted EPS from continuing operations                 $0.42                  $0.29                 $1.40
---------------------------------------- --------------------- ---------------------- ---------------------
Adjusted EPS from discontinued                              -                      -                 $0.05
operations
---------------------------------------- --------------------- ---------------------- ---------------------
Adjusted EPS, including income from                     $0.42                  $0.29                 $1.45
discontinued operations (but excluding
loss on sale)
---------------------------------------- --------------------- ---------------------- ---------------------

o Depreciation and amortization and interest expense exclude program-related amounts. Depreciation and amortization also excludes the amortization of the pendings and listings intangible asset.
o Projected third quarter Adjusted EBITDA is slightly higher than previously forecasted despite the reduction in Adjusted EBITDA due to the sale of National Car Parks.
o The 2002 tax rate is expected to be approximately 35%, reflecting the divestiture of National Car Parks.

o The CODES convertible debt securities are assumed not to be convertible during 2002.
o Adjusted EBITDA excludes acquisition and integration related costs and securities litigation costs.

INVESTOR CONFERENCE CALL
Cendant will host a conference call to discuss the second quarter results on Thursday, July 18, 2002, at 11:00 a.m. (EDT). Investors may access the call live at www.cendant.com or by dialing 913-981-4900. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EDT) on July 18, 2002 until 8:00 p.m. (EDT) on July 25, 2002 at
719-457-0820, access code: 426266.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at WWW.CENDANT.COM or by calling 877-4-INFOCD (877-446-3623).

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE AND THE STATEMENTS ATTACHED HERETO CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2002.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

MEDIA CONTACT:                                  INVESTOR CONTACTS:
Elliot Bloom                                    Sam Levenson
212-413-1832                                    212-413-1834

                                                Henry A. Diamond
                                                212-413-1920

                                      # # #

                                  Tables Follow

                                                                         TABLE 1

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                       JUNE 30,                JUNE 30,
                                                                --------------------     --------------------
                                                                  2002        2001        2002         2001
                                                                -------      -------     -------      -------
REVENUES
   Service fees and membership-related, net                     $ 2,798      $ 1,348     $ 4,501      $ 2,414
   Vehicle-related                                                  981          965       1,871        1,296
   Other                                                              5            6          28           20
                                                                -------      -------     -------      -------
Net revenues                                                      3,784        2,319       6,400        3,730
                                                                -------      -------     -------      -------

EXPENSES
   Operating                                                      1,831          685       2,695        1,069
   Vehicle depreciation, lease charges
     and interest, net                                              510          542       1,009          721
   Marketing and reservation                                        358          322         679          571
   General and administrative                                       286          214         556          395
   Non-program related depreciation and amortization                111          116         216          209
   Other charges:
     Acquisition and integration related costs (a)                  207           --         207            8
     Litigation settlement and related costs, net                     8            9          19           19
     Restructuring and other unusual charges                         --           --          --          185
   Non-program related interest, net                                 60           61         126          123
                                                                -------      -------     -------      -------
Total expenses                                                    3,371        1,949       5,507        3,300
                                                                -------      -------     -------      -------

Net gain on dispositions of businesses                               --           --          --          435
                                                                -------      -------     -------      -------

INCOME BEFORE INCOME TAXES, MINORITY
   INTEREST AND EQUITY IN HOMESTORE.COM                             413          370         893          865
Provision for income taxes                                          141          127         304          330
Minority interest, net of tax                                         6            5           8           18
Losses related to equity in Homestore.com, net of tax                --           18          --           36
                                                                -------      -------     -------      -------
INCOME FROM CONTINUING OPERATIONS                                   266          220         581          481
Income from discontinued operations, net of tax(b)                   24           22          51           38
Loss on disposal of discontinued operations, net of tax (b)        (256)          --        (256)          --
                                                                -------      -------     -------      -------
INCOME BEFORE EXTRAORDINARY LOSSES AND CUMULATIVE EFFECT
   OF ACCOUNTING CHANGES                                             34          242         376          519
Extraordinary losses, net of tax                                    (27)          --         (27)          --
                                                                -------      -------     -------      -------
INCOME BEFORE CUMULATIVE EFFECT OF                                    7          242         349          519
   ACCOUNTING CHANGES
Cumulative effect of accounting changes, net of tax                  --           --          --          (38)
                                                                -------      -------     -------      -------
NET INCOME                                                      $     7      $   242     $   349      $   481
                                                                =======      =======     =======      =======
CD COMMON STOCK INCOME PER SHARE
   BASIC
     Income from continuing operations                          $  0.26      $  0.26     $  0.58      $  0.56
     Net income                                                    0.01         0.29        0.35         0.57

   DILUTED
     Income from continuing operations                          $  0.25      $  0.25     $  0.56      $  0.54
     Net income                                                    0.01         0.27        0.34         0.54

WEIGHTED AVERAGE SHARES
Basic                                                             1,023          851       1,001          820
Diluted                                                           1,053          905       1,036          868

----------
(a) Includes $185 million of non-cash amortization of pendings and listings related to the acquisition of NRT Incorporated and Arvida Realty Services.
(b) Includes $245 million of non-cash currency translation adjustment, which was previously reflected within stockholders' equity.

                                                                         TABLE 2

                      CENDANT CORPORATION AND SUBSIDIARIES
                   REVENUES AND ADJUSTED EBITDA BY SEGMENT (A)
                              (DOLLARS IN MILLIONS)


                                                           THREE MONTHS ENDED JUNE 30,
                                                           ---------------------------

                                                REVENUES                              ADJUSTED EBITDA
                                    --------------------------------      --------------------------------------
                                      2002        2001      % CHANGE        2002            2001        % CHANGE
                                    -------     -------     --------      -------         -------       --------
Real Estate Services                $ 1,440     $   474           *       $   323(C)      $   231           *
Hospitality                             565         448          26%          173             156          11%
Travel Distribution                     438          26           *           130               3           *
Vehicle Services                      1,030       1,028          --           123             112          10%
Financial Services                      311         332          (6%)          88              70          26%
                                    -------     -------                   -------         -------
Total Reportable Segments             3,784       2,308                       837             572
Corporate and Other (B)                  --          11           *           (38)(D)         (16)(F)       *
                                    -------     -------                   -------         -------
CONTINUING OPERATIONS               $ 3,784     $ 2,319          63%      $   799         $   556          44%
                                    =======     =======                   =======         =======

                                                           SIX MONTHS ENDED JUNE 30,
                                                           -------------------------

                                                REVENUES                              ADJUSTED EBITDA
                                    --------------------------------      --------------------------------------
                                      2002        2001      % CHANGE        2002            2001        % CHANGE
                                    -------     -------     --------      -------         -------       --------
Real Estate Services                $ 1,850     $   813           *       $   505(C)      $   363(G)        *
Hospitality                             969         687          41%          285             258          10%
Travel Distribution                     882          50           *           276               6           *
Vehicle Services                      1,963       1,407          40%          193             181(H)        7%
Financial Services                      730         722           1%          252             201          25%
                                    -------     -------                   -------         -------
Total Reportable Segments             6,394       3,679                     1,511           1,009
Corporate and Other (B)                   6          51           *           (50)(E)         (35)(I)       *
                                    -------     -------                   -------         -------
CONTINUING OPERATIONS                 6,400       3,730          72%        1,461             974          50%
Less: Move.com Group                     --          10           *            --              (9)          *
                                    -------     -------                   -------         -------
CONTINUING OPERATIONS EXCLUDING
   MOVE.COM GROUP                   $ 6,400     $ 3,720          72%      $ 1,461         $   983          49%
                                    =======     =======                   =======         =======

----------

* Not meaningful, as periods are not comparable due to acquisitions or dispositions of businesses.
(A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.
(B) Principally reflects unallocated corporate overhead and in 2001 includes Move.com Group operating results.
(C) Excludes a charge of $8 million related to the acquisition and integration of NRT Incorporated and Arvida Realty Services.
(D) Excludes $8 million of litigation settlement and related costs and $5 million of acquisition and integration related costs.
(E) Excludes $19 million of litigation settlement and related costs and $5 million of acquisition and integration related costs.
(F)  Excludes $9 million of litigation settlement and related costs.
(G) Excludes a charge of $95 million related to the funding of an irrevocable contribution to an independent technology trust responsible for providing technology initiatives for the benefit of certain of the Company's current and future real estate franchisees.
(H) Excludes a charge of $4 million related to the acquisition and integration of Avis Group Holdings, Inc. ("AVIS").
(I) Excludes (i) a net gain of $435 million primarily related to the sale of the Company's real estate Internet portal, move.com, and (ii) a credit of $14 million to reflect an adjustment to the settlement charge recorded in the fourth quarter of 1998 primarily for the PRIDES class action litigation. Such amounts were partially offset by charges of (i) $85 million incurred in connection with the creation of TripNetwork, Inc. (formerly Travel Portal, Inc.), (ii) $33 million of litigation settlement and related costs, (iii) $7 million related to a contribution to the Cendant Charitable Foundation and (iv) $4 million related to the acquisition and integration of Avis.

                                                                         TABLE 3

                      CENDANT CORPORATION AND SUBSIDIARIES
                             ADJUSTED EPS BY QUARTER


                                               YEAR ENDED DECEMBER 31, 2002
                               -------------------------------------------------------------
                                    HISTORICAL                       PROJECTED
                               ---------------------     -----------------------------------
                               1ST QTR      2ND QTR      3RD QTR      4TH QTR      FULL YEAR
                               --------     --------     --------     --------     ---------
Continuing Operations          $   0.32     $   0.38     $   0.42     $   0.29     $   1.40
Discontinued Operations            0.03         0.02        --           --            0.05
                               --------     --------     --------     --------     --------
TOTAL *                        $   0.34     $   0.40     $   0.42     $   0.29     $   1.45
                               ========     ========     ========     ========     ========

                                               YEAR ENDED DECEMBER 31, 2001
                               -------------------------------------------------------------
                               1ST QTR      2ND QTR      3RD QTR      4TH QTR      FULL YEAR
                               --------     --------     --------     --------     ---------
Continuing Operations          $   0.19     $   0.27     $   0.29     $   0.21     $   0.96
Discontinued Operations            0.02         0.02         0.02         0.02         0.09
                               --------     --------     --------     --------     --------
TOTAL *                        $   0.21     $   0.30     $   0.32     $   0.23     $   1.05

* May not add due to rounding.

                                                                         TABLE 4

                       CENDANT CORPORATION AND AFFILIATES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)


                                                                              THREE MONTHS ENDED JUNE 30,
                                                                   ------------------------------------------------
                                                                       2002              2001              % CHANGE
                                                                   -----------       -----------           --------
REAL ESTATE SERVICES SEGMENT

REAL ESTATE FRANCHISE
          Closed Sides - Domestic                                      565,130           512,507               10%
          Average Price                                            $   194,918       $   176,200               11%
          Royalty and Marketing Revenue                            $   183,334       $   150,777               22%
          Total Revenue                                            $   191,729       $   170,019               13%

REAL ESTATE BROKERAGE
          Revenue from Real Estate                                 $   909,051           (B)
          Transactions (A)
          Other Revenue                                            $     6,073           (B)
          Total Revenue                                            $   915,124           (B)

RELOCATION
          Service Based Revenue (Referrals, Outsourcing, etc.)     $    69,405       $    77,541              (10%)
          Asset Based Revenue (Corporate and Government
             Home Sale Closings and Financial Income)              $    37,367       $    48,735              (23%)
          Total Revenue                                            $   106,772       $   126,276              (15%)

MORTGAGE
          Production Loans Sold (millions)                         $     8,125       $     9,920              (18%)
          Production Revenue                                       $   186,169       $   168,526               10%
          Average Servicing Loan Portfolio (millions)              $   103,408       $    86,573               19%
          Net Servicing Revenue (C)                                $   (15,048)      $        60                *
          Total Revenue                                            $   171,254       $   168,890                1%

HOSPITALITY SEGMENT

LODGING
          RevPar ($)                                               $     27.55       $     29.96               (8%)
          Weighted Average Rooms Available                             518,150           513,773                1%
          Royalty, Marketing and Reservation Revenue               $   101,005       $   105,195               (4%)
          Total Revenue                                            $   116,373       $   126,970               (8%)

RCI
          Average Subscriptions                                      2,709,156         2,695,442                1%
          Average Subscription Fee                                 $     55.59       $     55.98               (1%)
          Subscription Revenue                                     $    37,650       $    37,720               --
          Timeshare Exchanges                                          437,348           445,022               (2%)
          Average Exchange Fee                                     $    143.06       $    132.47                8%
          Exchange Fee Revenue                                     $    62,568       $    58,950                6%
          Other Revenue                                            $    33,160       $    33,596               (1%)
          Total Revenue                                            $   133,378       $   130,266                2%

FAIRFIELD RESORTS
          Average Revenue per Transaction (excluding Equivest)     $    12,169       $    12,021                1%
          Total Revenue                                            $   210,518       $   183,821               15%

TRENDWEST RESORTS
          Average Revenue per Transaction (excluding upgrades)     $     9,202       $     9,312               (1%)
          Total Revenue                                            $    93,520           (B)

TRAVEL DISTRIBUTION SEGMENT

GALILEO
          Domestic Booking Volume (000's)
            Air                                                         21,857            27,661              (21%)
            Non-air                                                      4,521             5,275              (14%)
          International Booking Volume (000's)
            Air                                                         49,017            53,016               (8%)
            Non-air                                                      1,328             1,446               (8%)
          Worldwide Booking Volume (000's)
            Air                                                         70,874            80,677              (12%)
            Non-air                                                      5,849             6,721              (13%)
          Total Galileo Revenue                                    $   404,426           (B)

VEHICLE SERVICES SEGMENT

CAR RENTAL
          Rental Days (000's)                                           15,201            15,256               --
          Time and Mileage Revenue per Day                         $     40.35       $     38.87                4%
          Average Length of Rental Days                                   3.63              3.57                2%
          Total Revenue                                            $   654,578       $   636,181                3%

VEHICLE MANAGEMENT AND FUEL CARD SERVICES
          Average Fleet (Leased)                                       318,337           315,771                1%
          Average Number of Cards (000's)                                3,862             3,616                7%
          Service Based Revenue                                    $    48,175       $    45,791                5%
          Asset Based Revenue                                      $   327,252       $   345,600               (5%)
          Total Revenue                                            $   375,427       $   391,391               (4%)

FINANCIAL SERVICES SEGMENT
          Insurance/Wholesale-related Revenue                      $   139,997       $   146,238               (4%)
          Other Revenue                                            $   170,795       $   185,776               (8%)
          Total Revenue                                            $   310,792       $   332,014               (6%)

TRILEGIANT
          Gross New Member Joins                                     2,856,925         2,754,614                4%
          Blended Cancellation Rate (D)                                   11.9%             10.1%             (18%)
          Blended Average Membership Fee (E)                       $      7.21       $      6.93                4%

----------
 *    Not meaningful.
(A)   Revenue is net of royalties paid to Real Estate Franchise.
(B) The operations of these businesses were acquired in, or subsequent to, the second quarter of 2001. Accordingly, second quarter 2001 revenues are not comparable to the current period amounts.
(C) Gross recurring service fees were $103 million and $85 million for 2002 and 2001, respectively. Net servicing revenues reflect non-cash amortization of mortgage servicing rights of $116 million and $88 million for 2002 and 2001, respectively. The increased amortization in 2002 primarily reflects a revaluation of the portfolio due to the continued high level of refinancing activity. Net servicing revenues also include interest expense of $13 million and $7 million for 2002 and 2001, respectively.
(D) Represents the blended cancellation rate across the entire active member base, which includes new and renewal members.
(E) Represents the blended average quarterly membership rate across the entire active member base, which includes new and renewal retail members and also wholesale members.

                                                                         TABLE 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)


                                                            JUNE 30, 2002   DECEMBER 31, 2001
                                                            -------------   -----------------

ASSETS

Current assets:
   Cash and cash equivalents                                     $   0.5      $   1.9
   Stockholder litigation settlement trust                          --            1.4
   Assets of discontinued operations                                --            1.3
   Other current assets                                              3.1          3.1
                                                                 -------      -------
Total current assets                                                 3.6          7.7

Property and equipment, net                                          1.6          1.4
Goodwill, net                                                       10.1          7.4
Other non-current assets                                             4.6          5.1
                                                                 -------      -------
Total assets exclusive of assets under programs                     19.9         21.6

Assets under management and mortgage programs                       12.2         11.9
                                                                 -------      -------
TOTAL ASSETS                                                     $  32.1      $  33.5
                                                                 =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Current portion of long-term debt                             $  --        $   0.4
   Stockholder litigation settlement                                --            2.9
   Liabilities of discontinued operations                           --            0.2
   Other current liabilities                                         4.4          4.3
                                                                 -------      -------

Total current liabilities                                            4.4          7.8
Long-term debt, excluding Upper DECS                                 5.4          5.7
Upper DECS                                                           0.9          0.9
Other noncurrent liabilities                                         0.9          0.7
                                                                 -------      -------

Total liabilities exclusive of liabilities under programs           11.6         15.1

Liabilities under management and mortgage programs                  11.1         10.9
Mandatorily redeemable preferred interest in a subsidiary            0.4          0.4
Total stockholders' equity                                           9.0          7.1
                                                                 -------      -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $  32.1      $  33.5
                                                                 =======      =======

                                                                         TABLE 6

                      CENDANT CORPORATION AND SUBSIDIARIES
      SCHEDULE OF CORPORATE DEBT AND NET STOCKHOLDER LITIGATION SETTLEMENT
                                 OBLIGATION (A)
                                 (IN MILLIONS)


MATURITY
  DATE                                                                                     JUNE 30, 2002        DECEMBER 31, 2001
---------                                                                                  -------------        -----------------
                   CORPORATE DEBT:

December 2003           7 3/4% notes                                                        $    1,071              $  1,150
 August 2006            6 7/8% notes                                                               850                   850
  May 2009              11% senior subordinated notes                                              571                   584
November 2011      (B)  3 7/8% convertible senior debentures                                     1,200                 1,200
February 2021      (C)  Zero coupon senior convertible contingent notes                            678                   920
  May 2021         (D)  Zero coupon convertible debentures                                       1,000                 1,000
                        3% convertible subordinated notes                                            -                   390
                        Other                                                                       96                    38
                                                                                            ----------              --------
                        Total corporate debt, excluding Upper DECS                               5,466                 6,132
                                                                                            ----------              --------

                   NET STOCKHOLDER LITIGATION SETTLEMENT OBLIGATION:
                        Stockholder litigation settlement obligation                                 -                 2,850
                        Less: Payments made to the stockholder litigation settlement trust           -                 1,410
                                                                                            ----------              --------
                                                                                                     -                 1,440
                                                                                            ----------              --------

                        TOTAL CORPORATE DEBT AND NET STOCKHOLDER LITIGATION
                          SETTLEMENT OBLIGATION                                             $    5,466              $  7,572
                                                                                            ==========              ========

----------
(A) Amounts presented herein exclude liabilities under management and mortgage programs and the Company's mandatorily convertible Upper DECS securities.
(B) Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2002 if the average price of CD common stock exceeds $28.86 during the stipulated measurement periods. The average price of CDcommon stock at which the debentures are convertible decreases annually by a stipulated percentage. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the notes on November 27, 2004 and 2008.
(C) Each $1,000 principal amount is convertible into 33.4 shares of CD common stock during Q4 of 2002 if the average price of CD common stock exceeds $20.93 during the stipulated measurement period. The average price of CD common stock at which the notes are convertible increases on a quarterly basis by a stipulated percentage. Redeemable by the Company after February 13, 2004. Holders may require the Company to repurchase the notes on February 13, 2004, 2009 and 2014. Issued at a discount resulting in a yield-to-maturity of 2.5%.
(D) Each $1,000 principal amount is convertible into 39.08 shares of CD common stock if the average price of CD common stock exceeds $28.15 during the stipulated measurement periods. Redeemable by the Company after May 4, 2004. Holders may require the Company to repurchase the notes on May 4, 2003, 2004, 2006, 2008, 2011 and 2016. Amended to provide for cash interest payments of 3% per annum beginning May 5, 2002 and continuing through May 4, 2003 payable on a semi-annual basis.

                                                                         TABLE 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)


                                                                                 SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                                --------------------
                                                                                 2002          2001
                                                                                -------      -------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities exclusive of management
       and mortgage programs                                                    $(2,257) (A) $   432
Net cash provided by operating activities of management
       and mortgage programs                                                      1,529          750
                                                                                -------      -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                (728)       1,182
                                                                                -------      -------

INVESTING ACTIVITIES
Property and equipment additions                                                   (139)        (146)
Net assets acquired (net of cash acquired) and acquisition-related payments        (623)      (1,727)
Proceeds from (payments to) stockholder litigation settlement trust               1,410         (500)
Net proceeds from dispositions of businesses                                      1,200           --
Other, net                                                                          (21)         (35)
                                                                                -------      -------
Net cash provided by (used in) investing activities exclusive of management
       and mortgage programs                                                      1,827       (2,408)
                                                                                -------      -------

MANAGEMENT AND MORTGAGE PROGRAMS:
       Investment in vehicles                                                    (7,577)      (4,673)
       Payments received on investment in vehicles                                6,397        3,608
       Origination of timeshare receivables                                        (498)        (155)
       Principal collection of timeshare receivables                                414          162
       Equity advances on homes under management                                 (2,909)      (3,026)
       Repayment on advances on homes under management                            2,974        3,017
       Additions to mortgage servicing rights and related hedges, net              (377)        (335)
       Proceeds from sales of mortgage servicing rights                               9           26
                                                                                -------      -------
                                                                                 (1,567)      (1,376)
                                                                                -------      -------

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                 260       (3,784)
                                                                                -------      -------

FINANCING ACTIVITIES
Proceeds from borrowings                                                              3        2,697
Principal payments on borrowings                                                 (1,126)        (845)
Issuances of common stock                                                           106          750
Repurchases of common stock                                                        (137)         (28)
Other, net                                                                          (24)         (55)
                                                                                -------      -------
Net cash provided by (used in) financing exclusive of management
       and mortgage programs                                                     (1,178)       2,519
                                                                                -------      -------

MANAGEMENT AND MORTGAGE PROGRAMS:
       Proceeds from borrowings                                                   7,355        8,138
       Principal payments on borrowings                                          (7,187)      (7,165)
       Net change in short-term borrowings                                          (36)          62
                                                                                -------      -------
                                                                                    132        1,035
                                                                                -------      -------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                              (1,046)       3,554
                                                                                -------      -------

Effect of changes in exchange rates on cash and cash equivalents                    (16)          (3)
Cash provided by discontinued operations                                             74           77
                                                                                -------      -------
Net increase (decrease) in cash and cash equivalents                             (1,456)       1,026
Cash and cash equivalents, beginning of period                                    1,942          856
                                                                                -------      -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $   486      $ 1,882
                                                                                =======      =======

---------
(A) Includes the application of the prior payments to the stockholder litigation settlement trust of $1.41 billion, the first quarter 2002 payment of $250 million and the funding of the remaining settlement liability balance, including interest, of $1.19 billion on May 28, 2002.

                                                                         TABLE 8

                      CENDANT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
                                  (IN MILLIONS)


                                                                                      SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                                             -----------------------------------
                                                                               2002         2001        % CHANGE
                                                                             -------      -------       --------
Adjusted EBITDA (*)                                                          $ 1,461      $   983           49%

Interest expense, including minority interest (A)                               (132)        (141)
Tax payments, net of refunds                                                     (66)         (19)
                                                                             -------      -------
CASH FLOW                                                                      1,263          823           53%

Working capital                                                                 (343)        (253)
Capital expenditures                                                            (139)        (146)
                                                                             -------      -------
ADJUSTED CASH FLOW                                                               781          424           84%

NON RECURRING ITEMS:
         Restructuring and other unusual payments                                (45)          (9)
         Impact of September 11th terrorist attacks on working capital           (48)          --
                                                                             -------      -------
FREE CASH FLOW (B)                                                               688          415           66%

NON-OPERATING ACTIVITIES:
         Investments (C)                                                          19         (161)
         Acquisitions, net of cash acquired                                     (623)      (1,727)
         Funding of stockholder litigation settlement                         (1,440)        (500)
         Net proceeds from dispositions of businesses                          1,200           --
         Other (D)                                                              (216)          71
                                                                             -------      -------
                                                                              (1,060)      (2,317)
                                                                             -------      -------

FINANCING ACTIVITIES:
         Net proceeds from (repayments on) borrowings (E)                     (1,147)       1,794
         Net issuances (repurchases) of equity securities and other              (31)         725
                                                                             -------      -------
                                                                              (1,178)       2,519
                                                                             -------      -------

NET CHANGE IN CASH BEFORE MANAGEMENT AND MORTGAGE PROGRAMS                    (1,550)         617

MANAGEMENT AND MORTGAGE PROGRAMS:
         Net investment in vehicles                                             (311)        (500)
         Net mortgage originations and sales                                     476           64
         Net mortgage servicing rights                                          (184)        (188)
         Net timeshare receivables                                               (84)           7
         Net relocation receivables                                               65           (9)
         Net financing for assets under management and mortgage programs         132        1,035
                                                                             -------      -------
Net change in cash from management and mortgage programs (F)                      94          409
                                                                             -------      -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         $(1,456)     $ 1,026
                                                                             =======      =======

---------
(*) Represents Adjusted EBITDA excluding Move.com Group operating losses (see Table 2 for items excluded from Adjusted EBITDA).

(A) Excludes non-cash accretion recorded on the Company's zero-coupon senior convertible notes and includes the before tax amounts of minority interest.

(B) The reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities Exclusive of Management and Mortgage Programs is as follows:


                                                                                   SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                                 --------------------
                                                                                  2002          2001
                                                                                 -------      -------
      FREE CASH FLOW                                                             $   688      $   415
      Reconciling items:
      Capital expenditures                                                           139          146
      Funding of stockholder litigation settlement liability                      (2,850)          --
      Restricted cash used in insurance operations                                   (37)         (33)
      Unusual charges, interest on litigation settlement liability and other        (197)         (96)
      NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES EXCLUSIVE
                                                                                 -------      -------
           MANAGEMENT AND MORTGAGE PROGRAMS                                      $(2,257)     $   432
                                                                                 =======      =======

(C) The activity for the six months ended June 30, 2002 primarily relates to cash received on the sale of marketable securities. The activity for the six months ended June 30, 2001 includes cash payments associated with (i) the contribution to the technology trust ($95 million), (ii) the creation of Trip Network, Inc. ($45 million) and (iii) other payments, primarily related to preferred stock investments.

(D) The activity for the six months ended June 30, 2002 primarily relates to cash payments associated with (i) interest on the stockholder litigation settlement, (ii) the insurance operations of subsidiaries and (iii) the repurchase of loans in foreclosure.

(E)   Represents debt borrowings, net of debt repayments and financing costs.

(F) For the six months ended June 30, 2002, the net change in cash from management and mortgage programs represents (i) $1,529 million of net cash provided by operating activities, (ii) $1,567 million of net cash used in investing activities and (iii) $132 million of net cash provided by financing activities, as detailed on Table 7. For the six months ended June 30, 2001, the net change in cash from management and mortgage programs represents (i) $750 million of net cash provided by operating activities, (ii) $1,376 million of net cash used in investing activities and (iii) $1,035 million of net cash provided by financing activities, as detailed on Table 7.

                                                                         TABLE 9

                      CENDANT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
                                  (IN MILLIONS)

                                                                                    TWELVE MONTHS ENDED
                                                                                          JUNE 30,
                                                                             ------------------------------------
                                                                               2002         2001         % CHANGE
                                                                             -------      -------        --------
Adjusted EBITDA (*)                                                          $ 2,574(A)   $ 1,853(B)        39%

Interest expense, including minority interest (C)                               (259)        (317)
Tax payments, net of refunds                                                     (83)         (30)
                                                                             -------      -------
CASH FLOW                                                                      2,232        1,506           48%

Working capital                                                                  (54)        (103)
Capital expenditures                                                            (323)        (245)
                                                                             -------      -------
ADJUSTED CASH FLOW                                                             1,855        1,158           60%

NON RECURRING ITEMS:

         Restructuring and other unusual payments                               (168)         (35)
                                                                             -------      -------
FREE CASH FLOW                                                                 1,687        1,123
                                                                             -------      -------

NON-OPERATING ACTIVITIES:
         Investments (D)                                                        (246)        (316)
         Acquisitions, net of cash acquired                                   (1,655)      (1,822)
         Funding of stockholder litigation settlement                         (2,000)        (850)
         Net proceeds from dispositions of businesses                          1,309           --
         Other (E)                                                              (260)         (75)
                                                                             -------      -------
                                                                              (2,852)      (3,063)
                                                                             -------      -------

FINANCING ACTIVITIES:
         Net proceeds from borrowings (F)                                        297        1,676
         Net issuances (repurchases) of equity securities and other             (129)         711
                                                                             -------      -------
                                                                                 168        2,387
                                                                             -------      -------

NET CHANGE IN CASH BEFORE MANAGEMENT AND MORTGAGE PROGRAMS                      (997)         447

MANAGEMENT AND MORTGAGE PROGRAMS:
         Net investment in vehicles                                               17         (500)
         Net mortgage originations and sales                                      92          578
         Net mortgage servicing rights                                          (442)        (478)
         Net contract receivables                                                (49)           7
         Net relocation receivables                                              108          (60)
         Net financing for assets under management and mortgage programs        (125)         707
                                                                             -------      -------
Net change in cash from management and mortgage programs                        (399)         254
                                                                             -------      -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         $(1,396)     $   701
                                                                             =======      =======

---------
(*)   Represents Adjusted EBITDA excluding Move.com Group operating losses.

(A) Excludes (i) a $441 million non-cash charge primarily related to the impairment of the Company's investment in Homestore.com, Inc., (ii) a $193 million charge ($51 million of which was non-cash) primarily in connection with restructuring and other initiatives undertaken as a result of the September 11th terrorist attacks, (iii) a $104 million charge ($33 million of which is non-cash) primarily related to the acquisition and integration of Galileo and Cheap Tickets (iv) a $94 million non-cash charge related to the impairment of the Company's mortgage servicing rights portfolio, (v) $77 million ($48 million of which is non-cash) of litigation settlement and related costs and (vi) $19 million of other non-cash charges. The cash payments are included in "Restructuring and other unusual payments" and "Investments" (see Note (D) below).

(B) Excludes (i) a net gain of $402 million related to the dispositions of businesses, (ii) the recognition of $35 million of the Company's deferred gain from the 1999 sale of its fleet businesses and (iii) a non-cash credit of $14 million related to the 1998 PRIDES class action litigation settlement. Such amounts were partially offset by charges of (i) $95 million related to the funding of an irrevocable contribution to an independent technology trust, (ii) $85 million incurred in connection with the creation of Trip Network, Inc., (iii) $69 million of litigation settlement and related costs and (iv) $18 million ($10 million of which was non-cash) related to other. The cash payments are included in "Restructuring and other unusual payments" and "Investments" (see Note (D) below).

(C) Excludes non-cash accretion recorded on the Company's zero-coupon senior convertible notes and includes the before tax amounts of minority interest.

(D) The activity for the twelve months ended June 30, 2002 includes cash payments associated with an investment in NRT Incorporated ($99 million) and other payments primarily related to the funding of a marketing advance to Trilegiant Corporation. The activity for the twelve months ended June 30, 2001 includes cash payments associated with (i) the contribution to the technology trust described in Note (B) above ($95 million), (ii) an investment in NRT Incorporated ($50 million), (iii) the creation of Trip Network, Inc. ($45 million), (iv) investments in marketable securities ($40 million) and (v) other payments primarily related to preferred stock investments.

(E) The activity for the twelve months ended June 30, 2002 includes cash payments associated with (i) interest on the stockholder litigation settlement, (ii) the insurance operations of subsidiaries and (iii) the repurchase of loans in foreclosure.

(F)   Represents debt borrowings, net of debt repayments and financing costs.

                                                                        TABLE 10

                      CENDANT CORPORATION AND SUBSIDIARIES
                   REVENUES AND ADJUSTED EBITDA BY SEGMENT (A)
                                  (IN MILLIONS)


SIX MONTHS ENDED JUNE 30, 2002 (B)

                                          REVENUES                                   ADJUSTED EBITDA
                                 ------------------------------               --------------------------------
                                 1ST QTR  2ND QTR  YEAR TO DATE               1ST QTR   2ND QTR   YEAR TO DATE
                                 -------  -------  ------------               -------   -------   ------------
Real Estate Services             $   410  $ 1,440  $ 1,850                    $   182   $   323   $   505
Hospitality                          403      565      969                        112       173       285
Travel Distribution                  444      438      882                        146       130       276
Vehicle Services                     933    1,030    1,963                         70       123       193
Financial Services                   419      311      730                        164        88       252
                                 -------  -------  -------                    -------   -------   -------
Total Reportable Segments          2,609    3,784    6,394                        674       837     1,511
Corporate and Other                    7       --        6                        (12)      (38)      (50)
                                 -------  -------  -------                    -------   -------   -------
CONTINUING OPERATIONS            $ 2,616  $ 3,784  $ 6,400                    $   662   $   799   $ 1,461
                                 =======  =======  =======                    =======   =======   =======


YEAR ENDED DECEMBER 31, 2001
                                                  REVENUES                                  ADJUSTED EBITDA
                                 --------------------------------------------- -----------------------------------------------
                                 1ST QTR  2ND QTR  3RD QTR  4TH QTR  FULL YEAR 1ST QTR  2ND QTR   3RD QTR   4TH QTR  FULL YEAR
                                 -------  -------  -------  -------  --------- -------  -------   -------   -------  ---------
Real Estate Services             $   339  $   474  $   514  $   532  $ 1,859  $   132   $   231   $   287   $   289   $   939
Hospitality                          240      448      465      369    1,522      102       156       152       103       513
Travel Distribution                   25       26       24      362      437        2         3         1       102       108
Vehicle Services                     379    1,028    1,036      879    3,322       69       112        95        14       290
Financial Services                   390      332      338      342    1,402      131        70        58        51       310
                                 -------  -------  -------  -------  -------  -------   -------   -------   -------   -------
Total Reportable Segments          1,373    2,308    2,377    2,484    8,542      436       572       593       559     2,160
Corporate and Other                   38       11       12       10       71      (18)      (16)      (23)      (16)      (73)
                                 -------  -------  -------  -------  -------  -------   -------   -------   -------   -------
CONTINUING OPERATIONS              1,411    2,319    2,389    2,494    8,613      418       556       570       543     2,087
Move.com Group                        10       --       --       --       10       (9)       --        --        --        (9)
                                 -------  -------  -------  -------  -------  -------   -------   -------   -------   -------
CONTINUING OPERATIONS EXCLUDING
  MOVE.COM GROUP                 $ 1,401  $ 2,319  $ 2,389  $ 2,494  $ 8,603  $   427   $   556   $   570   $   543   $ 2,096
                                 =======  =======  =======  =======  =======  =======   =======   =======   =======   =======


YEAR ENDED DECEMBER 31, 2000
                                                  REVENUES                                  ADJUSTED EBITDA
                                 --------------------------------------------- -----------------------------------------------
                                 1ST QTR  2ND QTR  3RD QTR  4TH QTR  FULL YEAR 1ST QTR  2ND QTR   3RD QTR   4TH QTR  FULL YEAR
                                 -------  -------  -------  -------  --------- -------  -------   -------   -------  ---------
Real Estate Services             $   289  $   377  $   419  $   376  $ 1,461  $   114   $   193   $   242   $   203   $   752
Hospitality                          219      231      253      215      918       89        99       112        85       385
Travel Distribution                   25       27       26       21       99        2         4         3         1        10
Vehicle Services                      50       61       66       53      230       35        45        50        39       169
Financial Services                   381      321      333      345    1,380      133        83        86        71       373
                                 -------  -------  -------  -------  -------  -------   -------   -------   -------   -------
Total Reportable Segments            964    1,017    1,097    1,010    4,088      373       424       493       399     1,689
Corporate and Other                   77       46       48       61      232        2       (44)      (36)      (26)     (104)
                                 -------  -------  -------  -------  -------  -------   -------   -------   -------   -------
CONTINUING OPERATIONS              1,041    1,063    1,145    1,071    4,320      375       380       457       373     1,585
Move.com Group                        11       15       15       18       59      (26)      (29)      (20)      (19)      (94)
                                 -------  -------  -------  -------  -------  -------   -------   -------   -------   -------
CONTINUING OPERATIONS EXCLUDING
   MOVE.COM GROUP                $ 1,030  $ 1,048  $ 1,130  $ 1,053  $ 4,261  $   401   $   409   $   477   $   392   $ 1,679
                                 =======  =======  =======  =======  =======  =======   =======   =======   =======   =======

-----
(A) In connection with the sale of the Company's car parking facility business, National Car Parks ("NCP"), on May 22, 2002, the account balances and activities of NCP have been segregated from the Company's Vehicle Services segment and reported as a discontinued operation for all periods presented.

(B)   The sum of the quarters may not equal the year to date due to rounding.